QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SEARS HOLDINGS CORPORATION

        I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the "General Corporation Law"), do execute this Certificate of Incorporation and do hereby certify as follows:

        FIRST. The name of the corporation is Sears Holdings Corporation.

        SECOND.    The address of the corporation's Registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD.    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

        FOURTH.    The total number of shares of stock which the corporation shall have authority to issue is 100. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

        FIFTH.    The incorporator of the corporation is Christopher May, whose mailing address is 425 Lexington Avenue, New York, New York 10017.

        SIXTH.    Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

        SEVENTH.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

        EIGHTH.    A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        NINTH.    The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

        TENTH.    Section 203 of the General Corporation Law shall not be applicable to the corporation.

        The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the 23rd day of November, 2004.

/s/ CHRISTOPHER MAY Christopher May Incorporator

QuickLinks

CERTIFICATE OF INCORPORATION OF SEARS HOLDINGS CORPORATION